Exhibit 4.5

“2012 – Year of Homage to Dr. D. MANUEL BELGRANO”

NOTICE

BUENOS AIRES, NOVEMBER 7, 2012

To

AEROPUERTOS ARGENTINA 2000 S A

Mr. Máximo BOMCHIL

Honduras 5663 - 2o Floor

FEDERAL CAPITAL

The purpose of this notice is to inform you about the issuance of Resolution Nº 115, dated on November 5, 2012, by the ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA), which provides as follows in Article 1: “To approve the Review of the FINANCIAL PROJECTION OF INCOME AND EXPENSES OF THE CONCESSION (FPIE) as of December 31, 2010 ─ attached herewith as Annex I ─ pursuant to the provisions of Paragraph 29 of Part Four of the MEMORANDUM OF AGREEMENT FOR CONCESSION CONTRACT ADJUSTMENT, ratified by Decree 1799/07, dated on December 4, 2007. According to this Review, it is necessary to rebalance the variables included in the Projection by means of a rate variation of FOURTEEN POINT SIX PERCENT (14.6%) for the INTERNATIONAL and REGIONAL AIRPORT TERMINAL USAGE FEE both for First and Second Category Airports and of FOURTEEN POINT THREE PERCENT (14.3%) for the DOMESTIC AIRPORT TERMINAL USAGE FEE, for all airport categories.” Article 2 of said Resolution provides as follows: “To uphold the provisions of Resolution No. 10, dated on January 30, 2009 by the ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA) about the convenience and pertinence of making such discounts to international aeronautical charges so that the resulting charge is equal to the charge that would be obtained by applying a THIRTY PERCENT discount (30%) over the fixed values in Annex II of the Memorandum of Agreement, approved by Decree 1799/07, dated on December 4, 2007. Such discount shall be applied to those airlines that are up to date with their payments.”

A motion for reversal or a motion to appeal the review of the administrative act notified by these presents can be filed within the term of TEN (10) and FIFTEEN (15) days respectively, as of the notification thereof, pursuant to the provisions of Articles 84 and 94 of the Regulations of Administrative Proceedings, Decree 1759/72 (as revised in 1991).

It is expressly stated on the record that a duly certified copy of ORSNA Resolution No. 115/2012 is attached herewith, which has TWELVE (12) sheets of paper with writing on both sides of the page.

You are hereby duly notified.

[Illegible signature]
PATRICIO L. DUHALDE
General Secretariat Unit
O.R.S.N.A.

Signature: [illegible]
Clarification: Ana Lía De Oto
Date: 11/08/2012	Time: 01:15 p.m.

Av. Corrientes 441 * C1043AAE * Buenos Aires * Argentina * Ph: 4327-3328 / 4327-1046 * Fax: 4327-1340

“2012 – Year of Homage to Dr. D. MANUEL BELGRANO”

[Each page of this document is duly initialized at the bottom, on the left.]

BUENOS AIRES, NOVEMBER 5, 2012

Having reviewed File N° 200/2011 of the Registry of the ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA), Decree No. 375, dated on April 24, 1997, ratified by Decree of Necessity and Urgency No. 842, dated on August 27, 1997; Decree No. 163, dated on February 11, 1998; Decree No. 1799, dated on December 4, 2007; ORSNA Resolutions No. 111, dated on December 30, 2008; No. 9, dated January 28, 2009; No. 10, dated January 30, 2009; No. 48, dated on September 10, 2010; No. 60, dated on October 14, 2010; No. 125, dated on December 21, 2011 and No. 126, dated on December 21, 2011; and

WHEREAS:

The abovementioned File deals with the Review of the FINANCIAL PROJECTION OF INCOME AND EXPENSES for the CONCESSION (FPIE), corresponding to the year 2010.

Paragraph 24.1 of the MEMORANDUM OF AGREEMENT FOR CONCESSION CONTRACT ADJUSTMENT, ratified by Decree Nº 1799/07 dated on December 4, 2007, establishes the FINANCIAL PROJECTION OF INCOME AND EXPENSES (FPIE) for the Concession for the 2006-2028 period.

Said projection is shown in Annex V of the Memorandum of Agreement and consists of a breakdown of revenues and expenditures related to the rendering of the services subject to the concession, including the investment obligation and the balance of the mutual claims between the NATIONAL STATE and the Concessionaire AEROPUERTOS ARGENTINA 2000 SOCIEDAD ANÓNIMA.

The Memorandum of Agreement states that ordinary and extraordinary reviews of the FINANCIAL PROJECTION OF INCOME AND EXPENSES for the concession (FPIE) shall be carried out, when so required by circumstances.

“2012 – Year of Homage to Dr. D. MANUEL BELGRANO”

Paragraph 29 of the Memorandum of Agreement provides for an Annual Ordinary Review Mechanism of the FINANCIAL PROJECTION OF INCOME AND EXPENSES for the concession (FPIE), with the purpose of verifying and keeping the balance between the variables of the aforementioned projection.

The aforementioned mechanism was submitted to the SECRETARIAT OF TRANSPORTATION under the umbrella of the former MINISTRY OF FEDERAL PLANNING, PUBLIC INVESTMENT AND SERVICES through ORSNA Resolution Nº 111, dated on December 30, 2008, which states the necessary methodology to achieve the rebalancing of the FINANCIAL PROJECTION OF INCOME AND EXPENSES for the concession (FPIE).

The purpose of the Review is to preserve the balance between the variables that are part of the Projection, in the understanding that the Concession shall be in a situation of balance if revenues from airport charges for rendered services permit to recover, within the stipulated term, and in the committed efficiency conditions, all costs associated to the rendering of such services, as well as to obtain a given remuneration for the invested capital cost.

The purpose of the Review is also to find formulas that allow to minimize the costs (productive efficiency), taking into account that this is one of the problems of rate of return regulation.

Since the Memorandum of Agreement became effective, this Regulating Body has carried out TWO (2) Reviews. The first one took place at the beginning of 2009 and was temporary in nature. The resulting Rate Schedule was approved by ORSNA Resolution No. 10, dated January 30, 2009.

Later, the corresponding Review for the 2009 period was performed. This was an extraordinary review, not in the sense defined in paragraph 9.6 of the Mechanisms, but due to the fact that it involved a one-time a comprehensive assessment of the evolution of the different variables that are part of the Projection, from January, 2006 to December 2009. The resulting Rate Schedule from such review was approved by ORSNA Resolution No. 126, dated December 21, 2011, which is currently in effect.

“2012 – Year of Homage to Dr. D. MANUEL BELGRANO”

In order to carry out the present Review, the ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA) analyzed the revenues of the Concessionaire (both aeronautical and non-aeronautical revenues), the revenues from Cargo Terminal, Investments, Operating Expenses, Indexes, as well as discounts to Airlines.

As regards Revenues, it should be mentioned that accounting information for Aeronautical Revenues obtained by AEROPUERTOS ARGENTINA 2000 SOCIEDAD ANÓNIMA can be considered valid.

After receiving the information, the ORSNA made the corresponding reconciliation and found out that commercial revenues for the First Semester amounted to approximately THREE HUNDRED AND SEVENTY-EIGHT MILLION TWO HUNDRED AND NINETY-EIGHT THOUSAND EIGHT HUNDRED AND FORTY SIX PESOS WITH 85/100 (ARS378,298,846.85), which accounted for a FORTY-SEVEN PERCENT (47%) of total revenues of the Concession.

Commercial revenues for the Second Semester amounted to approximately EIGHT HUNDRED AND THIRTY-FIVE MILLION FIVE HUNDRED AND SEVENTY-FIVE THOUSAND FIVE HUNDRED SEVENTY-NINE PESOS WITH 44/100 (ARS835,575,579.44), which accounted for a FORTY-EIGHT (48%) of total revenues of the Concession.

As regards revenues from the Cargo Terminal, it should be mentioned that such incorporation represented for AEROPUERTOS ARGENTINA 2000 SOCIEDAD ANÓNIMA in the Second Semester a billing for rendered services amounting to around THREE HUNDRED AND FORTY-FIVE MILLION FOUR HUNDRED THOUSAND PESOS (ARS345,400,000).

Air cargo operating expenses for the year 2010 amounted to approximately ONE HUNDRED AND TWENTY MILLION SEVEN HUNDRED THOUSAND PESOS (ARS120,700,000). The tax component, mainly Income Tax, shall be added to this amount.

“2012 – Year of Homage to Dr. D. MANUEL BELGRANO”

As regards investments, the amount entered in the Record of Investments for the year 2010 is THREE HUNDRED AND NINETY-ONE MILLION FOUR HUNDRED AND THIRTY THOUSAND THREE HUNDRED AND FIFTY-THREE PESOS (ARS391,430,353).

At this time, the ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA) is analyzing an amount of approximately THIRTY MILLION PESOS (ARS30,000,000) for “Reversible Situations”, which is the amount of investments informed by the Concessionaire AEROPUERTOS ARGENTINA 2000 SOCIEDAD ANÓNIMA as performed but which were not fully supported by the corresponding documentation, both technical and economic, for the Regulating Body to be able to make a comprehensive assessment.

Likewise, there are other amounts that the ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA) has not considered an investment, within the framework of the Record of Investments, such is the case of Consumable Expenses, Commercial Interests or Projects, which could be reposted as expenses in the Financial Economic Equation if the Concessionaire so requires in the future.

No amounts informed by AEROPUERTOS ARGENTINA 2000 SOCIEDAD ANÓNIMA have been acknowledged under the denomination “Irreversible Situations”, which are related, among other things, to expenses from other years, deducted to the amounts to be recorded.

At the date of the comparison between the undertaken commitments by virtue of the Memorandum of Agreement for the five-year period (2006-2010) and the performed commitments, there is a pending investment amount of around FIVE HUNDRED NINETY-ONE MILLION EIGHT HUNDRED AND SEVENTEEN THOUSAND TWO HUNDRED PESOS (ARS591,817,200). This outstanding obligation shall be complied with at the end of the current year, with no exception whatsoever.

Such amount, added to the investment corresponding to the year 2012, by virtue of the Memorandum of Agreement, which amounts to TWO HUNDRED THIRTY-ONE MILLION NINE HUNDRED AND THIRTY-TWO THOUSAND SEVEN HUNDRED PESOS (ARS231,932,700), amounts to an estimated investment for the year 2012 of EIGHT HUNDRED AND TWENTY-THREE MILLION SEVEN HUNDRED ANDFORTY-NINE THOUSAND NINE HUNDRED PESOS (ARS823,749,900) (this amount does not include the value added tax (VAT), at values corresponding to December 2011.)

“2012 – Year of Homage to Dr. D. MANUEL BELGRANO”

As regards Operating Expenses, several efficiency adjustments have been made, such as the so called “Type 1 adjustments”, consisting in removing all expenses that are not directly related to the concession (expenses incurred by affiliated or controlled companies.)

For the purposes of the current Review, Type-1 adjustments amounting to FOUR MILLION FIVE HUNDRED AND ONE THOUSAND ONE HUNDRED AND EIGHTY-ONE PESOS (ARS4,501,181) were discounted from the revenues of the concession.

No compensation whatsoever shall be applied to these amounts, which shall be fully covered by shareholders and not by the airport Concession.

As regards Type 2 adjustments, they are an incentive mechanism to help the company achieve airport service sustainability and efficiency goals in a Concession subject to rate of return regulation. Adjustments affect mainly the following sub-accounts: Mobility Costs and Travel Expenses, Banking Expenses, Mobile Phone (variable charge), Dispenser/vending machines and Cafeteria, Mail/courier services and Freight Costs, Subscriptions, Pavements, Green Areas, Buildings, Minor Buildings, Safety and Security, among others.

Type 3 adjustments are part of an incentive scheme, which sets specific reduction goals for a given timeframe, anticipating to the Concessionaire the maximum amounts to be considered in the subsequent reviews.

Type 3 adjustments have affected expenses arising from the following accounts: Salaries and Wages, Miscellaneous Fees, Attorney Fees, Entertainment and Events, Miscellaneous Rents, among others.

As regards the indexes, the Projection is expressed in pesos with a book value corresponding to the year 2005. Thus, the current values of subsequent years shall be adjusted to express them in uniform currency.

“2012 – Year of Homage to Dr. D. MANUEL BELGRANO”

The price variation analysis related to the FINANCIAL PROJECTION OF INCOME AND EXPENSES OF THE CONCESSION (FPIE) shows that since January 1, 2006 ─ effective date of the Memorandum of Agreement ─ to December 31, 2011, the Rate of Exchange increased by FORTY-TWO PERCENT (42%), the Consumer Price Index (CPI) increased by SIXTY-FIVE (65%) PERCENT, the Wholesale Price Index (WPI) increased by EIGHTY-SEVEN POINT SIX PERCENT (87.6%) and the Construction Cost Index (CCI) increased by ONE HUNDRED AND FIFTY-SEVEN PERCENT (157%), whereas Salaries have registered an increase of TWO HUNDRED AND FORTY-FIVE PERCENT (245%), all of which are based on the data provided by the INSTITUTO NACIONAL DE ESTADÍSTICAS Y CENSOS (INDEC).

The year 2010 registered important growth rates, both for domestic passenger traffic, with represented a SEVEN PERCENT (7%) increase, and for international passenger traffic, which accounted for a NINETEEN PERCENT (19%) increase.

Such growth was consolidated in time as the year 2011 registered an EIGHT POINT SEVEN PERCENT (8.7%) increase in international traffic.

As regards Traffic Projection, as the Financial Economic Model uses real Aeronautical and Non-Aeronautical Revenue data, no comparison is required with past growth rates.

The Annual Review method implies a significantly reduced risk of making an incorrect passenger and aircraft flow forecast, as adjustments are made each year based on the actual recorded information.

Any unexpected demand-related factor may be considered in the following rate review. Therefore, any possible deviation from expected parameters would only last for a year, thus reducing the specific risk for the company and the capital cost.

An adjustment of the achieved profitability levels through the FINANCIAL PROJECTION OF INCOME AND EXPENSESS has been made based on the Review of year 2010 and the effects thereof on the airport Concession.

The new profitability levels call for a rebalancing of the variables of the projection, to guarantee service sustainability in the agreed conditions between the Concessionaire and the NATIONAL STATE, including the investments to be made.

“2012 – Year of Homage to Dr. D. MANUEL BELGRANO”

Pursuant to Paragraph 29.4 of the Memorandum of Agreement, the first review incorporated a discount system of airport charges for Airlines. We believe that such discounts should be kept, pursuant to ORSNA Resolution No. 10, dated on January 30, 2009.

Those airlines that are not up to date with payments of airport charges shall not enjoy the aforementioned discount.

The Review shows a need to make a FOURTEEN POINT SIX PERCENT (14.6%) adjustment on the INTERNATIONAL AIRPORT TERMINAL USAGE FEE and the REGIONAL AIRPORT TERMINAL USAGE FEE for First and Second Category Airports, and a FOURTEEN POINT THREE PERCENT (14.3%) adjustment on the DOMESTIC AIRPORT TERMINAL USAGE FEE for all airport categories of the NATIONAL AIRPORT SYSTEM (NAS).

The Board of Directors of the ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA) has the corresponding authority to issue the present measure, pursuant to the provisions of Section 3 of the National Law of Administrative Procedures No. 19 549, Decree No. 375 of April 24, 1997 and other aforementioned regulations.

The matter was discussed at a Meeting of the Board of Directors held on October 19, 2012 and the undersigned was authorized to issue the present decision.

Therefore,

THE BOARD OF DIRECTORS OF THE ORGANISMO REGULADOR

DEL SISTEMA NACIONAL DE AEROPUERTOS

RESOLVES:

ARTICLE 1º.- To approve the Review of the FINANCIAL PROJECTION OF INCOME AND EXPENSES OF THE CONCESSION (FPIE) as of December 31, 2010 ─ attached herewith as Annex I ─ pursuant to the provisions of Paragraph 29 of Part Four of the MEMORANDUM OF AGREEMENT FOR CONCESSION CONTRACT ADJUSTMENT, ratified by Decree 1799/07, dated on December 4, 2007. According to this Review, it is necessary to rebalance the variables included in the Projection by means of a rate variation of FOURTEEN POINT SIX PERCENT (14.6%) for the INTERNATIONAL and REGIONAL AIRPORT TERMINAL USAGE FEE both for First and Second Category Airports and of FOURTEEN POINT THREE PERCENT (14.3%) for the DOMESTIC AIRPORT TERMINAL USAGE FEE, for all airport categories.

“2012 – Year of Homage to Dr. D. MANUEL BELGRANO”

ARTICLE 2º.- To uphold the provisions of Resolution No. 10, dated on January 30, 2009 by the ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA) about the convenience and pertinence of making such discounts to international aeronautical charges so that the resulting charge is equal to the charge that would be obtained by applying a THIRTY PERCENT discount (30%) over the fixed values in Annex II of the Memorandum of Agreement, approved by Decree 1799/07, dated on December 4, 2007. Such discount shall be applied to those airlines that are up to date with their payments.

ARTICLE 3º.- Let these presents be filed and notified to the Concessionaire AEROPUERTOS ARGENTINA 2000 SOCIEDAD ANÓNIMA, the SECRETARIAT OF TRANSPORT of the MINISTRY OF INTERIOR AND TRANSPORTATION, enforced and filed.

ORSNA RESOLUTION Nº 115

[Illegible signature]

GUILLERMO VITAL

PRESIDENT

ORGANISMO REGULADOR DEL

SISTEMA NACIONAL DE AEROPUERTOS

ORSNA

“2012 – Year of Homage to Dr. D. MANUEL BELGRANO”

Annex I – Financial Projection of Income and Expenses

In thousands of AR$ as of 2010	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028
Aeronautical Revenues	802,853	789,582	715,654	903,871	1,144,471	927,847	1,072,847	1,111,577	1,150,704	1,191,094	1,231,829	1,273,711	1,316,381	1,359,821	1,404,015	1,448,944	1,494,586	1,540,918	1,587,916	1,635,553	1,684,620	1,735,159	215,445
Local parking fee	4,417	4,022	3,684	3,690	3,763	2,824	2,928	3,033	3,140	3,250	3,361	3,476	3,592	3,711	3,831	3,954	4,078	4,205	4,333	4,463	4,597	4,735	588
International parking fee	84,314	83,684	73,141	51,504	55,677	47,123	48,848	50,611	52,393	54,232	56,087	57,994	59,936	61,914	63,926	65,972	68,050	70,160	72,300	74,469	76,703	79,004	9,809
Local landing fee	11,450	10,846	9,575	10,153	9,304	6,860	7,111	7,368	7,627	7,895	8,165	8,443	8,725	9,013	9,306	9,604	9,907	10,214	10,525	10,841	11,166	11,501	1,428
International landing fee	230,772	217,603	196,577	170,962	158,967	127,062	131,712	136,467	141,271	146,229	151,230	156,372	161,610	166,944	172,369	177,885	183,488	189,177	194,946	200,795	206,819	213,023	26,450
Domestic airport terminal usage fee	50,124	45,172	40,121	103,697	105,476	83,500	98,933	102,505	106,113	109,837	113,594	117,456	121,391	125,397	129,472	133,615	137,824	142,097	146,431	150,824	155,348	160,009	19,867
Regional airport terminal usage fee	8,807	7,337	7,698	16,316	43,738	21,424	25,450	26,369	27,297	28,255	29,221	30,215	31,227	32,258	33,306	34,372	35,455	36,554	37,669	38,799	39,963	41,161	5,111
International airport terminal usage fee	407,488	415,680	380,429	533,520	762,554	630,488	748,985	776,023	803,339	831,536	859,975	889,214	919,002	949,330	980,183	1,011,549	1,043,412	1,075,758	1,108,569	1,141,826	1,176,081	1,211,363	150,408
Telescopic jet way usage fee	5,481	5,237	4,429	5,030	4,992	8,567	8,880	9,201	9,524	9,859	10,196	10,543	10,896	11,255	11,621	11,993	12,371	12,754	13,143	13,538	13,944	14,362	1,783
Non-aeronautical Revenues	492,224	550,013	554,859	706,283	993,338	971,298	1,061,878	1,112,778	1,182,354	1,281,248	1,356,624	1,442,156	1,526,302	1,620,098	1,717,575	1,824,569	1,945,515	2,052,135	2,171,761	2,295,443	2,434,187	2,580,924	329,762
Ground handling service	21,182	19,259	15,484	16,675	20,742	18,007	18,534	19,070	19,607	20,157	20,709	21,272	21,842	22,419	23,002	23,590	24,185	24,785	25,389	25,999	26,623	27,262	3,365
Fuel	37,497	37,445	42,004	29,817	29,168	27,338	28,338	29,361	33,434	34,608	35,791	37,008	38,248	39,510	40,794	42,100	43,426	44,772	46,137	47,522	48,947	50,416	6,260
Duty Tax-free shop	88,555	108,796	118,854	109,564	140,765	151,933	165,369	171,338	177,370	192,775	199,368	206,146	223,705	231,087	238,598	258,544	266,688	274,956	283,342	291,842	300,598	309,615	38,443
Fiscal warehouses (variable license fee : EDCADASSA)	43,064	46,414	45,143	212,861	433,667	420,590	466,503	507,510	551,644	616,687	669,666	727,057	788,984	855,771	927,763	1,005,324	1,088,841	1,178,725	1,275,410	1,379,356	1,491,774	1,613,353	210,337
Advertising	19,198	37,319	35,593	37,674	28,740	30,784	34,473	35,462	36,901	38,498	39,491	40,262	41,289	42,410	43,363	44,016	44,662	45,318	45,999	46,741	47,427	48,121	5,809
Parking	52,005	56,034	61,295	66,184	72,380	75,382	89,863	93,107	96,384	99,767	103,179	106,687	110,261	113,900	117,603	121,365	125,188	129,069	133,005	136,995	141,105	145,338	18,046
Catering	27,154	26,569	28,100	31,384	33,141	33,172	34,386	35,628	36,882	38,176	39,482	40,824	42,192	43,584	45,001	46,441	47,904	49,389	50,895	52,422	53,994	55,614	6,905
Rent	55,158	50,413	48,458	49,697	39,249	32,474	36,365	37,409	38,927	40,611	41,659	42,473	43,556	44,739	45,744	46,433	47,114	47,806	48,524	49,307	50,031	50,752	6,128
Counters & cute	12,011	11,653	10,255	9,314	12,215	12,706	13,171	15,693	16,246	16,816	17,391	17,982	18,585	19,198	19,822	20,456	21,100	21,755	22,418	23,091	23,783	24,497	3,042
Coffee shops	18,641	36,208	25,449	25,399	30,187	27,930	36,800	29,406	30,441	31,509	32,587	43,454	34,824	35,973	37,142	38,330	53,322	40,763	42,007	43,267	44,565	45,902	5,699
Services and stores	105,163	106,576	113,147	104,209	134,205	126,775	121,076	121,436	126,644	133,202	138,511	139,930	143,401	151,704	158,615	157,618	162,513	174,006	177,612	177,631	183,841	188,314	23,106
Expense reimbursement	12,594	13,326	11,077	13,504	18,878	14,207	17,001	17,359	17,875	18,442	18,791	19,060	19,417	19,804	20,130	20,352	20,571	20,793	21,022	21,271	21,500	21,730	2,622
Total Revenues	1,295,076	1,339,594	1,270,513	1,610,155	2,137,808	1,899,146	2,134,725	2,224,355	2,333,058	2,472,342	2,588,453	2,715,868	2,842,683	2,979,919	3,121,590	3,273,513	3,440,101	3,593,053	3,759,677	3,930,997	4,118,807	4,316,082	545,207
TCA Expenses	0	0	0	-114,567	-248,493	-254,119	-266,825	-280,165	-294,174	-308,883	-324,327	-340,544	-357,571	-375,449	-394,222	-413,933	-434,629	-456,361	-479,179	-503,138	-528,295	-554,710	-72,319
Personnel	-124,492	-148,415	-169,675	-199,611	-186,491	-92,530	-92,530	-92,530	-92,530	-92,530	-92,530	-92,530	-92,530	-92,530	-92,530	-92,530	-92,530	-92,530	-92,530	-92,530	-92,530	-92,530	-11,154
Public services	-40,906	-44,630	-43,737	-48,332	-47,961	-46,925	-51,048	-52,122	-53,674	-55,376	-56,424	-57,233	-58,303	-59,464	-60,444	-61,111	-61,769	-62,434	-63,122	-63,869	-64,556	-65,248	-7,874
Maintenance	-171,824	-169,299	-151,296	-189,566	-169,498	-169,471	-180,913	-185,321	-190,826	-196,728	-201,138	-205,043	-209,568	-214,325	-218,684	-222,335	-225,973	-229,637	-233,363	-237,237	-241,011	-244,840	-29,800
Insurance	-8,369	-7,048	-6,068	-6,393	-7,468	-4,078	-4,729	-4,910	-5,176	-5,474	-5,663	-5,810	-6,008	-6,225	-6,412	-6,541	-6,669	-6,799	-6,935	-7,084	-7,223	-7,364	-889
Hired services	-54,333	-51,647	-40,469	-49,696	-48,521	-40,818	-41,266	-41,713	-42,154	-42,598	-43,035	-43,474	-43,911	-44,345	-44,778	-45,208	-45,635	-46,059	-46,481	-46,899	-47,321	-47,747	-5,808
FIRE-fighting and medical services	-38,551	-45,089	-50,226	-55,227	-53,208	-47,919	-48,270	-48,618	-48,961	-49,304	-49,642	-49,979	-50,314	-50,646	-50,975	-51,302	-51,625	-51,945	-52,262	-52,575	-52,891	-53,208	-6,453
Matrix	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
GATO	-19,426	-20,094	-19,058	-24,152	-32,067	-28,487	-32,021	-33,369	-34,996	-37,085	-38,827	-40,738	-42,640	-44,699	-46,824	-49,103	-51,602	-53,896	-56,395	-58,965	-61,782	-64,741	-8,178
Other operating expenses	-111,854	-120,744	-80,036	-168,975	-118,145	-135,373	-142,943	-144,857	-147,601	-150,581	-152,393	-153,783	-155,613	-157,585	-159,237	-160,357	-161,455	-162,561	-163,701	-164,933	-166,063	-167,195	-20,168
AEI (15% over total income}	-194,261	-200,939	-190,577	-241,523	-320,671	-284,872	-320,209	-333,653	-349,959	-370,851	-388,268	-407,380	-426,402	-446,988	-468,239	-491,027	-516,015	-538,958	-563,952	-589,649	-617,321	-647,412	-81,781
Mutual claim interests	0	0	-16,983	-17,323	-15,646	-14,807	-10,790	-10,944	-11,163	-11,386	-11,614	-11,846	-12,083	-12,325	-12,571	-10,998	-9,424	-7,851	-6,278	-4,704	-3,131	-1,557	-16
Gross income	-51,803	-53,584	-50,821	-64,405	-85,612	-75,966	-85,389	-88,974	-93,322	-98,894	-103,538	-108,635	-113,707	-119,197	-124,864	-130,941	-137,604	-143,722	-150,387	-157,240	-164,752	-172,643	-21,808
Financial transfer tax	-6,475	-6,698	-6,353	-8,051	-10,589	-9,496	-11,468	-9,931	-10,595	-11,178	-11,255	-11,599	-12,196	-12,744	-13,173	-13,507	-14,124	-14,691	-15,308	-15,943	-16,636	-17,364	-2,184
(Tax) Amortizations	-125,315	-121,622	-120,380	-92,173	-103,385	-148,574	-206,712	-214,214	-228,505	-239,625	-236,645	-226,668	-233,371	-240,410	-241,089	-232,512	-223,480	-219,813	-215,196	-209,062	-206,142	-204,345	0
Total expenditures	-947,609	-989,809	-945,678	-1,279,994	-1,447,756	-1,353,434	-1,495,113	-1,541,321	-1,603,636	-1,670,494	-1,715,298	-1,755,260	-1,814,217	-1,876,933	-1,934,041	-1,981,403	-2,032,533	-2,087,256	-2,145,087	-2,203,829	-2,270,155	-2,340,907	-268,400

Earnings before tax	347,467	349,786	324,835	330,161	690,053	545,711	639,612	683,034	729,422	801,848	873,156	960,608	1,028,466	1,102,987	1,187,549	1,292,111	1,407,568	1,505,797	1,614,590	1,727,168	1,848,652	1,975,176	276,807

Av. Corrientes 441 * C1043AAE * Buenos Aires * Argentina * Ph: 4327-3328 / 4327-1046 * Fax: 4327-1340